EXHIBIT 10.7


                                     PART I

                     MANAGEMENT INCENTIVE COMPENSATION PLAN

PURPOSE
Maximize achievement of the key corporate strategies/ objectives and annual business plan actions of Citizens First National Bank by providing an incentive to those officers who contribute the most to their attainment and sustain high levels of performance which exceed expectations.

GENERAL DESCRIPTION
o The basic plan provides measurement of contributions to performance at different levels with characteristics as follows:

         oo Executive Officer - 5 participants including the President and CEO, Executive Vice- President, and Senior Vice-Presidents for Administrative Services, Consumer Banking and Trust and Farm Management. The majority of this group would receive their award based on overall corporate performance factors. This performance will be measured by two to three financial and operating ratios and one department-specific or management-by-objective (MBO) measure.

o General Management - Direct reports to the heads of the five major banking departments and the heads of other departments including Human Resources and Finance. At least two to three corporate profitability and departmental contribution goal measures and one to two MBO's.

o Consumer Banking/Sales Manager Plan - Regional and individual Branch Sales Managers, Branch Administrator, Corporate Sales Manager and head of Residential Lending. Three to four revenue or growth measures, one return on profitability, and one MBO measure.

PARTICIPANTS
Individuals, who in the judgment of the Chief Executive Officer, are responsible for directing functions or activities which have a significant bearing on the growth and profitability of Citizens First National Bank.

PLAN FEATURES

o Performance Measurement Factors - Those key corporate performance, revenue, loan and deposit growth; customer profitability and departmental improvement goals on which participant performance will be evaluated as follows:

         oo Corporate performance will include such factors as Return on Average Assets, Return on Average Equity, Loan/Assets, Net Income, Non-Interest Income to Average Assets, Non- Interest Expense or Efficiency Ratio (FTE); Earnings Per Share Growth and Departmental profit or revenue contribution.

         oo Bank and Department-Specific and Management by Objective (MBO) measures will include, but not be limited to, core deposit growth, loan growth, and fee income growth as


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                  well as major improvement projects necessary to carry out
                  implementation of the Bank's annual business plan or improve departmental effectiveness and efficiency.

         oo Measures weighted on position contribution capability and management expectations.

o Performance Thresholds - Targeted performance levels (goals) for each performance measurement factor below which no award will be given or above which higher awards will be given. Also, the minimum overall performance level for profitability. Goals are generally deemed to be a "stretch" for attainment .

o Discretionary Individual Performance Adjustment (IPA) - This is an optional adjustment to allow the CEO and executive management some subjective discretion in the determination of the final incentive award for participants. Examples include participation on special projects or task forces or project teams that require extra working hours and effort; and participation in community projects or assignments (chairperson for Crusade of Mercy, Community Re-development, etc.). Other examples include special assignments such as opening a new office or setting up a new operating entity while maintaining existing duties.

o Income Deferral - This is an option by the participant to have a portion of the cash award deferred for tax planning purposes on an annual basis. In order to participate in the Princeton National Bancorp, Inc. Deferred Compensation Plan for a particular Plan Year, an Eligible Executive must elect in writing to participate, and such election must be made at least one month prior to the first day of the applicable Plan Year, unless otherwise specified by the Personnel Committee, except that the election for the first Plan Year may be made at any time prior to the first draft of its effective date. An Eligible Executive or Participant may not change an election for a Plan Year on or after the first draft of that Plan Year, except in the case of Hardship, as determined by the Compensation Committee. The minimum amount to be deferred is $1,000.

         To make an effective election, a properly completed and executed Election Agreement must be received by the Company at the address specified on such Election Agreement. Additional details are set forth in the Princeton National Bancorp, Inc. Bank Deferred Compensation Plan document.

         The Princeton National Bancorp, Inc. Deferred Compensation Plan is an unfunded, nonqualified plan of deferred compensation. Only employees who are considered to be members of a select group of management or who are considered highly compensated will be eligible to defer incentive compensation payments to that plan. The Personnel Committee of the Board of Directors shall determine whether a participant wishing to defer the payment of compensation under this Plan is eligible to participate in the deferred compensation plan. The provisions of this Plan regarding income deferral are subject to the terms and conditions of the Princeton National Bancorp, Inc. Deferred Compensation Plan, which shall be controlling in such manners.

o        Extraordinary Occurrences
         Those events which, in the opinion of the Personnel Committee of the Board of Directors, are outside the influence or control of officers and would cause a significant effect, positive or negative, on profitability or operating results.